Exhibit 10.3

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made as of the 15th day of June, 2023, by and between Apollo Infrastructure Company LLC, a Delaware series limited liability company (the “Company”), on behalf of each of its series, and Apollo Manager, LLC, a Delaware limited liability company (the “Operating Manager”).

WHEREAS, the Company’s shares will be offered in a continuous private placement pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended;

WHEREAS, the Company intends to conduct its operations so that it is not required to register as an “investment company” under the Investment Company Act of 1940, as amended;

WHEREAS, the Company is expected to retain the Operating Manager to furnish asset sourcing, operations and portfolio management capabilities to the Company on the terms and conditions set forth in the operating agreement, to be entered into between the Company and the Operating Manager, as may be amended or restated (the “Operating Agreement”); and

WHEREAS, the Company and the Operating Manager have determined that it is appropriate and in the best interests of the Company that the Operating Manager may elect to pay a portion of the Company’s expenses from time to time, which the Company will be obligated to reimburse to the Operating Manager at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Operating Manager Expense Payments to the Company

(a) At such times as the Operating Manager determines, including on or after the Company’s formation date of April 3, 2023, the Operating Manager may elect to pay certain of the Company’s expenses, including certain Organizational and Offering Expenses, on the Company’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Operating Manager will designate, as it deems necessary or advisable, what type of expense it is paying; provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Company.

(b) The Company’s right to receive an Expense Payment shall be an asset of the Company upon the Operating Manager committing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Operating Manager has committed to pay shall be paid by the Operating Manager to the Company in any combination of cash or other immediately available funds no later than forty-five (45) days after such commitment was made in writing, and/or offset against amounts due from the Company to the Operating Manager or its affiliates.

2. Reimbursement of Expense Payments by the Company

(a) To the extent that the Operating Manager has provided an Expense Payment to the Company, following any calendar month in which the Specified Expenses (as defined below) are below 0.60% of the Company’s net assets on an annualized basis, the Company shall reimburse the Operating Manager, fully or partially, for the Expense Payments, but only if and to the extent that Specified Expenses plus any “Reimbursement Payments” (defined below) do not exceed 0.60% of the Company’s net assets at the end of each calendar month on an annualized basis, until such time as all Expense Payments made by the Operating Manager to the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company in the prior sentence shall be referred to herein as a “Reimbursement Payment.”

“Specified Expenses” means all expenses incurred in the business of the Company with the exception of (i) the Management Fee, (ii) the Performance Fee, (iii) the shareholder servicing fees, (iv) the dealer manager fees (including selling commissions), (v) Infrastructure Asset related expenses, (vi) interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company, (vii) taxes, (viii) certain insurance costs, (ix) Organizational and Offering Expenses, (x) certain non-routine items (as determined in the sole discretion of the Operating Manager) and (xi) extraordinary expenses (as determined in the sole discretion of the Operating Manager).

(b) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Operating Manager has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Company may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month shall be paid by the Company to the Operating Manager in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(c) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Operating Manager to the Company within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3. Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Company or the Operating Manager at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Operating Agreement; (ii) the board of directors of the Company makes a determination to dissolve or liquidate the Company; or (iii) upon a quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive shares of a publicly-traded company which continues to be managed by the Operating Manager or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Operating Manager.

4. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.

(d) Nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s limited liability company agreement, as may be amended or restated, or to relieve or deprive the board of directors of the Company of its oversight responsibility of the conduct of the affairs of the Company. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Operating Manager.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(g) The capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Company’s confidential private placement memorandum as amended or supplemented from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Apollo Infrastructure Company LLC

By:	/s/ Julia Li
Name: Julia Ji
Title: Vice President & Treasurer

Apollo Manager, LLC

By: Apollo Management Holdings, L.P., its sole member

By: Apollo Management Holdings GP, LLC, its general partner

By:	/s/ Jessica L. Lomm
Name: Jessica L. Lomm
Title: Vice President

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐	Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐	Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount: